Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports 2024 Third-Quarter & First Nine-Months Results;
Raises 2024 Guidance for Reported Diluted EPS to $6.20 - $6.26 and Adjusted Diluted EPS to $6.45 - $6.51

Third-Quarter Reported Diluted EPS grew 49.2% to $1.97,
Adjusted Diluted EPS increased by 14.4% to $1.91 and grew by 18.0% excluding currency

STAMFORD, CT, October 22, 2024 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2024 third-quarter and first nine-months results.1
"In the third quarter, we delivered exceptionally strong performance, with record quarterly net revenues and earnings per share." said Jacek Olczak, Chief Executive Officer.
“This reflects excellent momentum across all regions and categories, with a reacceleration in IQOS adjusted in-market sales growth, strong ZYN volumes, and resilient combustible performance.”
"As a result of our strong year-to-date delivery, we are raising our full-year growth outlook for adjusted diluted EPS to a range of 14% to 15%, excluding currency."

Third Quarter Highlights
•Smoke-free business (SFB): Quarterly shipments of smoke-free products (SFP), available in 92 markets, reached close to 40 billion units. The smoke-free business accounted for 38% of our total net revenues and 40% of gross profit (up by 1.9pp and 2.2pp respectively, versus third-quarter last year), and continues to deliver superior performance, with net revenues increasing by 14.2% (16.8% organically) and gross profit increasing by 15.9% (20.2% organically).
•Inhalable smoke-free products: IQOS continues strengthening its overall position as the second largest nicotine ‘brand’ in markets where present (gaining 1.0pp of combined cigarette and HTU industry volumes) and driving the growth of the heat-not-burn category (reaching nearly 77% of global category volumes). HTU adjusted in-market sales (IMS) volume, which excludes the net impact of estimated distributor and wholesaler inventory movements, was up by an estimated 14.8%.
•In Japan, ILUMA i fueled the growth of IQOS, with adjusted IMS up by 14.3%, the 8th consecutive quarter of double-digit growth. IQOS HTU adjusted market share increased by 3.2pp to nearly 30%, driving the overall category to at least 50% of total nicotine offtake share in 8 major cites, including Tokyo and Yokohama.
•In Europe, IQOS HTU adjusted market share increased by 0.8pp to 9.5%. Adjusted IMS growth reaccelerated to 11.3%, with Italy recovering well and 8 markets growing in excess of 20%, including Greece and Germany. Our portfolio of IQOS consumables continues to expand with both DELIA and LEVIA now being available in 9 markets each, with further launches planned in Q4.
•Outside Europe and Japan, adjusted IMS growth accelerated and we grew offtake share in key cities across the globe, including Seoul, Toronto, Mexico City, Cairo, and Jakarta. Our strong growth in Indonesia benefits
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated October 22, 2024, and at www.pmi.com/2024Q3earnings.

from the expansion of our geographic reach and consumables portfolio, with premium clove and capsule products.
In the vaping category, our focused strategy is delivering good results with excellent volume momentum and unit cost improvements. Europe is at the forefront, as the closed pod segment continues to take share from disposables. VEEV continues to lead the closed pod segment in several markets, including Italy, Romania, and the Czech Republic.
•Oral SFP2: Shipment volume increased by 24.7% in cans (22.2% in pouches or pouch equivalents), fueled by ZYN nicotine pouch growth in the U.S., where shipments reached 149.1 million cans, representing growth of 41.4% versus prior year as supply constraints start to ease. Outside the U.S., our nicotine pouch volume in cans grew by nearly 70%, with notable contributions from Pakistan and South Africa. The number of markets with ZYN presence increased to 30, including recent launches in Greece and Czech Republic.
•Combustibles: Net revenues grew by 5.2% (8.6% organically), driven by another quarter of high single-digit pricing and resilient industry volumes. Both our global brands portfolio and Marlboro achieved their highest quarterly market shares since the 2008 spin-off.
•Dividend: Increased regular quarterly dividend by 3.8% to $1.35 per share, or an annualized $5.40 per share.

Operating Review - Third Quarter

	Total	HTU	Oral SFP[3]	Cigarettes

Shipment Volume (units bn)	203.0	35.3	4.4	163.2
vs. Q3 2023	2.9%	8.9%	22.2%	1.3%

	PMI	Smoke-Free Business	Combustibles

Net Revenues ($ bn)	$9.9	$3.8	$6.1
reported vs. Q3 2023	8.4%	14.2%	5.2%
organic vs. Q3 2023	11.6%	16.8%	8.6%

Gross Profit ($ bn)	$6.5	$2.6	$3.9
reported vs. Q3 2023	9.5%	15.9%	5.7%
organic vs. Q3 2023	13.0%	20.2%	8.7%

Operating Income ($ bn)	$3.7
reported vs. Q3 2023	8.4%
organic vs. Q3 2023	13.8%

	Reported Diluted EPS	Adjusting Items*	Adjusted Diluted EPS	Currency Impact	Adjusted Diluted EPS ex. Currency

EPS	$1.97	$0.06	$1.91	$(0.06)	$1.97
vs. Q3 2023	49.2%		14.4%		18.0%
(*) For a list of adjusting items refer to page 21
2 Oral smoke-free products volume excludes snuff, snuff leaf and U.S. chew
3 In pouches or pouch equivalents

Full-Year Forecast

Full-Year
2024 Forecast	2023	Growth

Reported Diluted EPS	$6.20	-	$6.26	$ 5.02
Adjustments:
Asset impairment and exit costs	0.09	0.06
Termination of distribution arrangement in the Middle East	—	0.04
Impairment of goodwill and other intangibles	0.01	0.44
Amortization of intangibles(1)	0.42	0.25
Impairment related to Vectura Group's expected sale	0.13	—
Egypt sales tax charge	0.03	—
Charges related to the war in Ukraine	—	0.03
Swedish Match AB acquisition accounting related items	—	0.01
Income tax impact associated with Swedish Match AB financing	(0.01)	(0.11)
South Korea indirect tax charge	—	0.11
Termination of agreement with Foundation for a Smoke-Free World	—	0.07
Fair value adjustment for equity security investments	(0.39)	(0.02)
Tax items	(0.03)	0.11
Total Adjustments	0.25	0.99
Adjusted Diluted EPS	$6.45	-	$6.51	$ 6.01	7.3%	-	8.3%
Less: Currency	(0.40)
Adjusted Diluted EPS, excluding currency	$6.85	-	$6.91	$ 6.01	14.0%	-	15.0%

(1) See forecast assumptions for details
Reported diluted EPS is forecast to be in a range of $6.20 to $6.26, at prevailing exchange rates, versus reported diluted EPS of $5.02 in 2023. Excluding a total 2024 adjustment of $0.25 per share, this forecast represents a projected increase of 7.3% to 8.3% versus adjusted diluted EPS of $6.01 in 2023. Also excluding an adverse currency impact of $0.40, at prevailing exchange rates, this forecast represents a projected increase of 14.0% to 15.0% versus adjusted diluted EPS of $6.01 in 2023, as outlined in the above table.
2024 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume growth of up to 1% for cigarettes and HTUs, excluding China and the U.S.;
•Total cigarette, HTU and oral smoke-free product shipment volume growth for PMI of 2% to 3% driven by smoke-free products;
•HTU adjusted IMS to deliver around 13% growth for the full year, and HTU shipment volumes of around 140 billion units;
•Nicotine pouch shipment volume in the U.S. of 570 to 580 million cans;
•Net revenue growth of around 9.5% on an organic basis;
•Organic operating income growth of 14% to 14.5%;

•An acceleration in organic smoke-free net revenue and gross profit growth compared to 2023;
•Broadly unchanged net revenue and adjusted operating loss in the Wellness and Healthcare segment compared to 2023;
•No earnings impact from the May 15, 2024 Fiscal Court in Dusseldorf ruling related to the legality of a supplemental tax surcharge on HTUs in Germany, which went into effect in 2022. On June 19, 2024, a German subsidiary of PMI submitted an appeal;
•No earnings impact from potential impairments of equity holdings, including potential impairment of PMI’s Canadian affiliate, Rothmans, Benson & Hedges Inc.;
•Full-year amortization of acquired intangibles of $0.42 per share, which includes an estimate of amortization of IQOS commercialization rights in the U.S. following the closing of the agreement to end our commercial relationship with Altria Group, Inc. covering IQOS in the U.S. effective May 1, 2024;
•Net financing costs of approximately $1.1 to $1.2 billion;
•An effective tax rate, excluding discrete tax events, of approximately 21% to 22%;
•Operating cash flow of approximately $11 billion at prevailing exchange rates, subject to year-end working capital requirements;
•Capital expenditures of around $1.4 billion, including further investments in ZYN capacity in the U.S.;
•Net debt to adjusted EBITDA ratio improvement of 0.3x to 0.4x at prevailing exchange rates as we continue to target a ratio of around 2x by the end of 2026; and
•No share repurchases in 2024
Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

Sale of Vectura Group
In September 2024, PMI announced the sale of its subsidiary Vectura Group Ltd. (Vectura) to Molex Asia Holdings Ltd., and the establishment of master service agreements to develop Vectura Fertin Pharma’s inhaled therapeutics proprietary pipeline. The transaction is expected to close by the end of 2024, subject to regulatory approval, which may impact the timing, and other customary closing conditions. See PMI's Form 8-K dated September 17, 2024 for additional details. In the third quarter of 2024, PMI recorded an impairment charge of $198 million (previously estimated to be approximately $220 million at the time of announcement) related to Vectura's classification as held for sale.
The remaining units of Vectura Fertin Pharma will continue to operate as a separate company under PMI’s ownership and will be given a new corporate identity. This business will focus on developing and commercializing oral consumer health and wellness offerings and inhaled prescription products for therapy areas that include pain management and cardiovascular emergencies.

Update on CCAA Proceeding in Canada
In October 2024, PMI was informed by its deconsolidated Canadian affiliate, Rothmans, Benson & Hedges Inc. (RBH), that the court-appointed mediator and monitor in RBH’s Companies’ Creditors Arrangement Act (CCAA) proceeding filed a proposed plan of compromise and arrangement outlining certain terms of a comprehensive resolution of tobacco product-related claims and litigation in Canada against RBH and its affiliates. See PMI's Form 8-K dated October 18, 2024 for additional details.

Conference Call
A conference call hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on October 22, 2024. Access the webcast at www.pmi.com/2024Q3earnings.

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne, Switzerland: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Financial Review
TOTAL MARKET, CONSOLIDATED SHIPMENT VOLUME & MARKET SHARE
Total Market Volume
Third-Quarter
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs increased by 1.3%, reflecting increases in the SSEA, CIS & MEA and Europe Regions, partly offset by decreases in the EA, AU & PMI DF and Americas Regions, as described in the Regional sections below.
Nine Months Year-to-Date
Estimated international industry volume (excluding China and the U.S.) for cigarettes and HTUs increased by 1.2%, reflecting an increase in the SSEA, CIS & MEA Region, partly offset by a decrease in the Americas Region, and broad stability in the EA, AU & PMI DF and Europe Regions, as described in the Regional sections below.
Consolidated Shipment Volume

PMI Cigarettes and HTUs	Third-Quarter			Nine Months Year-to-Date
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	163,238	161,137	1.3%	464,047	461,855	0.5%
Heated Tobacco Units	35,347	32,471	8.9%	104,025	91,291	13.9%
Total Cigarettes and HTUs	198,585	193,608	2.6%	568,072	553,146	2.7%

PMI Oral SFP(1)	Third-Quarter			Nine Months Year-to-Date
(million cans)	2024	2023	Change	2024	2023	Change
Nicotine Pouches	164.6	114.6	43.6%	460.2	295.4	55.8%
Snus	61.3	60.3	1.6%	181.5	178.5	1.7%
Moist Snuff	34.1	33.2	2.6%	102.6	102.5	0.1%
Other Oral SFP(2)	0.7	0.9	(20.9)%	2.7	3.3	(17.9)%
Total Oral SFP	260.7	209.0	24.7%	747.0	579.8	28.9%
(1) Excluding snuff, snuff leaf and U.S. chew
(2) Includes chew bags and tobacco bits
Note: Sum may not foot due to rounding.

Third-Quarter
PMI's total cigarette and HTU shipment volume increased by 2.6% (HTU shipments increased by 8.9%, and cigarette shipments increased by 1.3%), with increases across all regions except the Americas Region.
PMI’s total oral product shipment volume in cans increased by 24.7%, predominantly reflecting growth in nicotine pouches.
Adjusted in-market sales for HTUs increased by 14.8%, including growth in Japan of 14.3% and Europe of 11.3%.
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume increased by 2.7% (HTU shipments increased by 13.9%, while cigarette shipments were broadly stable).
PMI’s total oral product shipment volume in cans increased by 28.9%, primarily reflecting growth in nicotine pouches.
Adjusted in-market sales for HTUs increased by 12.6%, including growth in Japan of 13.4% and Europe of 9.2%.
International Share of Market - Cigarettes and HTUs

	Third-Quarter			Nine Months Year-to-Date
	2024	2023	Change (pp)	2024	2023	Change (pp)

Total International Market Share(1)	29.5%	28.9%	0.6	28.7%	28.3%	0.4
Cigarettes	24.2%	24.3%	(0.1)	23.6%	23.7%	(0.1)
HTU	5.3%	4.6%	0.7	5.2%	4.6%	0.6

Cigarette over Cigarette Market Share(2)	26.0%	25.9%	0.1	25.3%	25.2%	0.1
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to rounding.

CONSOLIDATED FINANCIAL SUMMARY
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 9,911	$ 9,141	8.4%	11.6%	770	(289)	—	689	322	48

Cost of Sales(1)	(3,366)	(3,165)	(6.4)%	(9.0)%	(201)	63	21	—	(159)	(126)
Marketing, Administration and Research Costs(2)	(2,891)	(2,606)	(10.9)%	(15.1)%	(285)	108	—	—	—	(393)
Operating Income	$ 3,654	$ 3,370	8.4%	11.3%	284	(118)	21	689	163	(471)
Amortization of Intangibles	(256)	(205)	(24.9)%	(24.9)%	(51)	—	—	—	—	(51)
Impairment related to Vectura Group's expected sale	(198)	—	—%	—%	(198)	—	—	—	—	(198)
Egypt sales tax charge	(45)	—	—%	—%	(45)	—	—	—	—	(45)
Charges related to the war in Ukraine	—	(19)	+100%	+100%	19	—	—	—	—	19
Termination of agreement with Foundation for a Smoke-Free World	—	(140)	+100%	+100%	140	—	—	—	—	140
Adjusted Operating Income	$ 4,153	$ 3,734	11.2%	13.8%	419	(118)	21	689	163	(336)

Adjusted Operating Income Margin	41.9%	40.8%	1.1pp	0.9pp
(1) Includes $14 million in 2024 and $10 million in 2023 related to the special items below.
(2) Includes $485 million in 2024 and $354 million in 2023 related to the special items below.
Net revenues increased by 11.6% on an organic basis, mainly reflecting: a favorable pricing variance, primarily due to higher combustible tobacco pricing; and favorable volume/mix, mainly driven by higher smoke-free products volume.
Adjusted operating income increased by 13.8% on an organic basis, mainly reflecting: the same factors as for net revenues, notwithstanding unfavorable cigarette mix; partly offset by higher manufacturing costs, notably related to tobacco leaf, and higher marketing, administration and research costs.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 28,172	$ 26,127	7.8%	11.0%	2,045	(841)	—	1,721	1,089	76
Termination of distribution arrangement in the Middle East	—	(80)	+100%	+100%	80	—	—	—	—	80
Adjusted Net Revenues	$ 28,172	$ 26,207	7.5%	10.7%	1,965	(841)	—	1,721	1,089	(4)

Net Revenues	$ 28,172	$ 26,127	7.8%	11.0%	2,045	(841)	—	1,721	1,089	76

Cost of Sales (1)	(9,906)	(9,431)	(5.0)%	(6.8)%	(475)	134	33	—	(473)	(169)
Marketing, Administration and Research Costs (2)	(8,123)	(7,364)	(10.3)%	(9.4)%	(759)	(70)	—	—	—	(689)
Impairment of Goodwill	—	(665)	+100%	+100%	665	—	—	—	—	665

Operating Income	$ 10,143	$ 8,667	17.0%	25.6%	1,476	(777)	33	1,721	616	(117)
Asset Impairment & Exit Costs	(168)	(109)	(54.1)%	(54.1)%	(59)	—	—	—	—	(59)
Impairment related to Vectura Group's expected sale	(198)	—	—%	—%	(198)	—	—	—	—	(198)
Egypt sales tax charge	(45)	—	—%	—%	(45)	—	—	—	—	(45)
Termination of distribution arrangement in the Middle East (3)	—	(80)	+100%	+100%	80	—	—	—	—	80
Impairment of Goodwill and Other Intangibles (4)	(27)	(680)	96.0%	96.0%	653	—	—	—	—	653
Amortization of Intangibles	(588)	(368)	(59.8)%	(59.8)%	(220)	—	—	—	—	(220)
Charges related to the war in Ukraine	—	(19)	+100%	+100%	19	—	—	—	—	19
Swedish Match AB acquisition accounting related items	—	(18)	+100%	+100%	18	—	—	—	—	18
South Korea Indirect Tax Charge	—	(204)	+100%	+100%	204	—	—	—	—	204
Termination of agreement with Foundation for a Smoke-Free World	—	(140)	+100%	+100%	140	—	—	—	—	140
Adjusted Operating Income	$ 11,169	$ 10,285	8.6%	15.8%	884	(777)	33	1,721	616	(709)

Adjusted Operating Income Margin	39.6%	39.2%	0.4pp	1.9pp
(1) Includes $46 million in 2024 and $72 million in 2023 related to the special items below.
(2) Includes $980 million in 2024 and $801 million in 2023 related to the special items below.
(3) Included in Net Revenues above.
(4) Includes $665 million impairment of goodwill in 2023.

Adjusted net revenues increased by 10.7% on an organic basis, mainly reflecting: a favorable pricing variance, primarily driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free products volume, partly offset by unfavorable cigarette mix.
Adjusted operating income increased by 15.8% on an organic basis, mainly reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs (primarily due to inflationary impacts, notably related to wages, and higher commercial investments), as well as higher manufacturing costs, notably related to tobacco leaf and the impact of the EU single-use plastics directive, partly offset by productivity.
EUROPE REGION
Total Market, PMI Shipment & Market Share Commentaries
Third-Quarter
The estimated total market for cigarettes and HTUs in the Region increased by 1.8% to 148.6 billion units, reflecting a 0.6% increase for cigarettes and continued HTU growth. The increase in the estimated total market was predominantly due to Ukraine (up by 9.4%), Italy (up by 3.5%) and Spain (up by 3.8%), partly offset by France (down by 10.9%), the Netherlands (down by 25.6%), and Belgium (down by 16.2%).
Nine Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region was broadly stable, reflecting a 1.5% decrease for cigarettes, largely offset by an increase for HTUs. The decrease in the estimated total market was predominantly due to France (down by 12.8%), the United Kingdom (down by 11.0%), and the Netherlands (down by 18.7%), partly offset by Bulgaria (up by 7.9%), Greece (up by 8.2%), and Poland (up by 1.9%).

Europe Key Data	Third-Quarter			Nine Months Year-to-Date
			Change			Change
	2024	2023	% / pp	2024	2023	% / pp
PMI Shipment Volume (million units)
Cigarettes	43,735	43,365	0.9%	124,291	126,263	(1.6)%
Heated Tobacco Units	14,199	13,155	7.9%	38,474	34,959	10.1%
Total Europe	57,934	56,520	2.5%	162,765	161,222	1.0%

PMI Market Share
Cigarettes	30.1%	30.5%	(0.4)	30.1%	30.4%	(0.3)
Heated Tobacco Units	9.5%	8.6%	0.9	9.7%	8.8%	0.9
Total Europe	39.6%	39.1%	0.5	39.8%	39.1%	0.7
Note: Sum may not foot due to rounding.

Europe Oral SFP	Third-Quarter			Nine Months Year-to-Date

	2024	2023	Change	2024	2023	Change
PMI Shipment Volume (million cans)
Nicotine Pouches	11.2	9.1	23.5%	35.3	26.2	34.4%
Snus	60.5	59.5	1.7%	179.2	175.3	2.2%
Other Oral SFP(1)	0.7	0.9	(22.3)%	2.7	3.3	(18.2)%
Total Europe	72.4	69.5	4.2%	217.2	204.9	6.0%
(1) Includes chew bags and tobacco bits
Note: Sum may not foot due to rounding.
Third-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 2.5% to 57.9 billion units. Total cigarette and HTU shipment volume increased notably in Ukraine (up by 12.3%) and Poland (up by 5.7%), and decreased notably in Belgium (down by 25.8%) as well as the Netherlands (down by 24.9%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 11.3% in the quarter, reflecting continued growth momentum for IQOS.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 0.8 pp on an adjusted basis.
Oral SFP shipments increased by 4.2%, primarily driven by nicotine pouches (up by 23.5%).
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 1.0% to 162.8 billion units. Total cigarette and HTU shipment volume increased notably in Poland (up by 7.1%) and Ukraine (up by 8.7%), and decreased notably in France (down by 18.4%) as well as the Netherlands (down by 18.2%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 9.2%, reflecting continued growth momentum for IQOS, partly offset by the impact from the EU characterizing flavor ban.
PMI's HTU share of the total cigarette and HTU market in the Region increased by 0.9 pp on an adjusted basis.
Oral SFP shipments increased by 6.0%, driven by growth of nicotine pouches (up by 34.4%).

Financial Summary
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,121	$ 3,823	7.8%	8.7%	298	(35)	—	228	105	—

Operating Income	$ 2,020	$ 1,717	17.6%	15.5%	303	37	—	228	47	(9)
Adjustments (1)	(40)	(148)	73.0%	73.0%	108	—	—	—	—	108
Adjusted Operating Income	$ 2,059	$ 1,865	10.4%	8.4%	194	37	—	228	47	(117)

Adjusted Operating Income Margin	50.0%	48.8%	1.2pp	(0.1)pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.
Net revenues increased by 8.7% on an organic basis, reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume, partly offset by adverse cigarette mix.
Adjusted operating income increased by 8.4% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 11,301	$ 10,465	8.0%	7.7%	836	34	—	596	206	—

Operating Income	$ 5,136	$ 4,551	12.9%	12.7%	585	6	—	596	113	(130)
Adjustments (1)	(120)	(251)	52.1%	52.1%	131	—	—	—	—	131
Adjusted Operating Income	$ 5,256	$ 4,802	9.5%	9.3%	454	6	—	596	113	(260)

Adjusted Operating Income Margin	46.5%	45.9%	0.6pp	0.7pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.
Net revenues increased by 7.7% on an organic basis, primarily driven by the same factors as for the quarter.
Adjusted operating income increased by 9.3% on an organic basis, primarily reflecting: a favorable pricing variance, mainly driven by higher combustible tobacco pricing; and favorable volume/mix, primarily driven by higher HTU volume, notwithstanding lower cigarette volume; partly offset by higher marketing, administration and research costs as well as manufacturing costs, including the impact of the EU single-use plastics directive.

SSEA, CIS & MEA REGION
Total Market, PMI Shipment & Market Share Commentaries
Third-Quarter
The estimated total market for cigarettes and HTUs in the Region increased by 2.0% to 399.4 billion units. The increase in the estimated total market was mainly due to Egypt (up by 32.4%), Russia (up by 8.3%), and Turkey (up by 9.4%), partly offset by Bangladesh (down by 30.8%), Indonesia (down by 3.3%), and Thailand (down by 17.0%).
Nine Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region increased by 2.4% to 1,167.0 billion units. The increase in the estimated total market was mainly due to Turkey (up by 10.4%), Russia (up by 6.4%), and Egypt (up by 9.4%), partly offset by Bangladesh (down by 4.9%), Thailand (down by 15.4%), and the Philippines (down by 5.4%).

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	91,456	89,398	2.3%	259,038	250,344	3.5%
Heated Tobacco Units	7,127	6,088	17.1%	20,142	17,388	15.8%
Total SSEA, CIS & MEA	98,583	95,486	3.2%	279,180	267,732	4.3%
Third-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 3.2% to 98.6 billion units, mainly driven by Turkey (up by 13.1%), partly offset by Indonesia (down by 8.9%). PMI's estimated HTU adjusted in-market sales volume increased by 20.9%, with 17.1% HTU shipment volume growth.
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 4.3% to 279.2 billion units, mainly driven by Turkey (up by 14.9%), partly offset by Indonesia (down by 4.6%). PMI's estimated HTU adjusted in-market sales volume increased by 15.5%, with 15.8% HTU shipment volume growth.

Financial Summary
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 2,964	$ 2,777	6.7%	12.1%	187	(148)	—	296	39	—

Operating Income	$ 960	$ 823	16.6%	29.8%	137	(129)	21	296	21	(72)
Adjustments (1)	(50)	(46)	(7.6)%	(7.6)%	(4)	—	—	—	—	(4)
Adjusted Operating Income	$ 1,009	$ 869	16.1%	28.5%	140	(129)	21	296	21	(68)

Adjusted Operating Income Margin	34.0%	31.3%	2.7pp	4.6pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.
Net revenues increased by 12.1% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by HTU performance.
Adjusted operating income increased by 28.5% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher manufacturing costs (primarily due to higher cost of tobacco leaf).

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 8,393	$ 7,922	5.9%	13.4%	471	(593)	—	680	306	78
Adjustment (1)	—	(80)	+100%	+100%	80	—	—	—	—	80
Adjusted Net Revenues	$ 8,393	$ 8,002	4.9%	12.3%	391	(593)	—	680	306	(2)

Net Revenues	$ 8,393	$ 7,922	5.9%	13.4%	471	(593)	—	680	306	78

Operating Income	$ 2,623	$ 2,437	7.6%	30.9%	186	(600)	33	680	117	(44)
Adjustments (2)	(59)	(168)	64.8%	64.8%	109	—	—	—	—	109
Adjusted Operating Income	$ 2,682	$ 2,605	3.0%	24.7%	77	(600)	33	680	117	(152)

Adjusted Operating Income Margin	32.0%	32.6%	(0.6)pp	3.6pp

(1) Termination of distribution arrangement in the Middle East.
(2) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.
Adjusted net revenues increased by 12.3% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher cigarette and HTU volume as well as favorable mix.
Adjusted operating income increased by 24.7% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; and favorable volume/mix, driven by higher cigarette and HTU volume, notwithstanding unfavorable cigarette mix; partly offset by higher manufacturing costs (primarily due to higher cost of tobacco leaf).
EA, AU AND PMI DF REGION
Total Market, PMI Shipment & Market Share Commentaries
Third-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding China, decreased by 1.4% to 82.2 billion units, with a decrease in cigarettes, partly offset by HTU growth. The decrease in the estimated total market was mainly driven by Taiwan (down by 10.0%) and Korea (down by 3.2%), partly offset by International Duty Free (up by 7.2%) and Japan (up by 0.9%).
Nine Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region, excluding China, was broadly stable, with a decrease in cigarettes, largely offset by HTU growth. The decrease in the estimated total market was mainly driven by Australia (down by 29.0%) and Korea (down by 2.5%), partly offset by International Duty Free (up by 10.9%) and Japan (up by 1.0%).

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	12,806	12,941	(1.0)%	36,246	39,402	(8.0)%
Heated Tobacco Units	13,864	13,099	5.8%	44,937	38,561	16.5%
Total EA, AU & PMI DF	26,670	26,040	2.4%	81,183	77,963	4.1%
Third-Quarter
PMI's total cigarette and HTU shipment volume in the Region increased by 2.4% to 26.7 billion units, driven by Japan (up by 1.5%), partly offset by Australia (down by 30.0%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 15.5% in the quarter, including growth in Japan of 14.3%.
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region increased by 4.1% to 81.2 billion units, driven by Japan (up by 8.9%), partly offset by Australia (down by 28.2%).
PMI's estimated HTU adjusted in-market sales volume in the Region increased by 14.7%, including growth in Japan of 13.4%.
Financial Summary
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,602	$ 1,571	2.0%	7.4%	31	(85)	—	71	45	—

Operating Income	$ 788	$ 769	2.5%	7.8%	19	(41)	—	71	(21)	10
Adjustments (1)	(1)	(25)	97.2%	97.2%	24	—	—	—	—	24
Adjusted Operating Income	$ 789	$ 794	(0.6)%	4.5%	(5)	(41)	—	71	(21)	(14)

Adjusted Operating Income Margin	49.3%	50.5%	(1.2)pp	(1.3)pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.
Net revenues increased by 7.4% on an organic basis, reflecting: a favorable pricing variance and favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume.
Adjusted operating income increased by 4.5% on an organic basis, reflecting: favorable pricing variance, partly offset by unfavorable volume/mix, driven by cigarettes, and higher marketing, administration and research costs.

Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 4,959	$ 4,771	3.9%	10.5%	188	(314)	—	289	213	—

Operating Income	$ 2,304	$ 1,963	17.4%	30.5%	341	(257)	—	289	53	256
Adjustments (1)	(2)	(250)	99.1%	99.1%	248	—	—	—	—	248
Adjusted Operating Income	$ 2,306	$ 2,213	4.2%	15.8%	93	(257)	—	289	53	8

Adjusted Operating Income Margin	46.5%	46.4%	0.1pp	2.2pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.
Net revenues increased by 10.5% on an organic basis, reflecting: a favorable pricing variance and favorable volume/mix, mainly driven by higher HTU volume, partly offset by lower cigarette volume.
Adjusted operating income increased by 15.8% on an organic basis, primarily driven by the same factors as for net revenues.
AMERICAS REGION
Total Market, PMI Shipment & Market Share Commentaries
Third-Quarter
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by 0.7% to 46.5 billion units, primarily reflecting a decline in the cigarette market. The decrease in the estimated total market was mainly due to Canada (down by 15.4%) and Mexico (down by 5.8%), partly offset by Brazil (up by 12.3%).
Nine Months Year-to-Date
The estimated total market for cigarettes and HTUs in the Region, excluding the U.S., decreased by 2.1% to 136.1 billion units, primarily reflecting a decline for cigarettes. The decrease in the estimated total market was mainly due to Argentina (down by 11.5%) and Canada (down by 13.1%), partly offset by Brazil (up by 8.5%).

PMI Shipment Volume	Third-Quarter			Nine Months Year-to-Date
(million units)	2024	2023	Change	2024	2023	Change
Cigarettes	15,241	15,433	(1.2)%	44,472	45,846	(3.0)%
Heated Tobacco Units	157	129	21.7%	472	383	23.2%
Total Americas	15,398	15,562	(1.1)%	44,944	46,229	(2.8)%
Note: Sum may not foot due to rounding.

Americas Oral SFP[1]	Third-Quarter			Nine Months Year-to-Date

	2024	2023	Change	2024	2023	Change
PMI Shipment Volume (million cans)
Nicotine Pouches	149.6	105.4	41.9%	416.3	268.5	55.0%
Moist Snuff	34.1	33.2	2.6%	102.6	102.5	0.1%
Snus	0.7	0.8	(4.3)%	2.2	3.2	(30.0)%
Total Americas	184.4	139.4	32.3%	521.1	374.2	39.3%
(1) Excluding U.S. chew; Note: Volumes of other oral SFP introduced in Q3'24 are not material. Sum may not foot due to rounding.
Third-Quarter
PMI's total cigarette and HTU shipment volume in the Region decreased by 1.1% to 15.4 billion units, mainly due to Mexico (down by 5.9%) and Argentina (down by 4.3%), partly offset by Brazil (up by 13.6%).
Oral products shipments increased by 32.3%, predominantly driven by ZYN nicotine pouches in the U.S.
Nine Months Year-to-Date
PMI's total cigarette and HTU shipment volume in the Region decreased by 2.8% to 44.9 billion units, mainly due to Argentina (down by 11.6%), partly offset by Brazil (up by 10.8%).
Cigar shipment volume decreased by 14.6%, predominantly due to trade inventory movements in the prior-year around the April 2023 price increase. Gross profit for cigars grew robustly.
Oral products shipments increased by 39.3%, predominantly driven by ZYN nicotine pouches in the U.S.
Financial Summary
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 1,148	$ 895	28.3%	30.5%	253	(20)	—	92	133	48

Operating Income	$ 137	$ 98	39.8%	20.4%	39	19	—	92	116	(188)
Adjustments (1)	(198)	(131)	(51.3)%	(51.3)%	(67)	—	—	—	—	(67)
Adjusted Operating Income	$ 336	$ 229	46.7%	38.4%	107	19	—	92	116	(121)

Adjusted Operating Income Margin	29.3%	25.6%	3.7pp	1.5pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.

Net revenues increased by 30.5% on an organic basis, primarily reflecting: a favorable pricing variance and favorable volume/mix, both predominantly driven by nicotine pouches in the U.S., partly offset by lower cigarette volume and unfavorable cigarette mix outside of the U.S.

Adjusted operating income increased by 38.4% on an organic basis, mainly reflecting: favorable volume/mix and price variance, mainly due to the same factors as for net revenues; partly offset by higher marketing, administration and research costs, including incremental investment in the U.S.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 3,273	$ 2,732	19.8%	18.7%	541	31	—	146	364	—

Operating Income	$ 419	$ 524	(20.0)%	(34.5)%	(105)	76	—	146	333	(660)
Adjustments (1)	(578)	(226)	-(100)%	-(100)%	(352)	—	—	—	—	(352)
Adjusted Operating Income	$ 997	$ 750	32.9%	22.8%	247	76	—	146	333	(309)

Adjusted Operating Income Margin	30.5%	27.5%	3.0pp	0.9pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.
Net revenues increased by 18.7% on an organic basis, primarily reflecting: favorable volume/mix, mainly due to growth of ZYN nicotine pouches in the U.S., partly offset by cigarette volume declines outside of the U.S.; and favorable cigarette pricing.
Adjusted operating income increased by 22.8% on an organic basis, mainly reflecting: favorable price variance and favorable volume/mix, mainly due to the same factors as for net revenues, partly offset by higher marketing, administration and research costs, including incremental investment in the U.S.
WELLNESS AND HEALTHCARE
The results of PMI’s Vectura Fertin Pharma business are reported in the Wellness and Healthcare segment.
Third-Quarter

Financial Summary - Quarters Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 76	$ 75	1.3%	2.7%	1	(1)	—	2	—	—

Operating Income / (Loss)	$ (251)	$ (37)	-(100)%	-(100)%	(214)	(4)	—	2	—	(212)
Adjustments (1)	(211)	(14)	-(100)%	-(100)%	(197)	—	—	—	—	(197)
Adjusted Operating Income / (Loss)	$ (40)	$ (23)	(73.9)%	(56.5)%	(17)	(4)	—	2	—	(16)

Adjusted Operating Income / (Loss) Margin	(52.6)%	(30.7)%	(21.9)pp	(16.1)pp

(1) See Schedule 10 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.

Net revenues increased by 2.7% on an organic basis. The adjusted operating loss of $40 million was primarily due to R&D and administration costs.
Nine Months Year-to-Date

Financial Summary - Nine Months Ended September 30,			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2024	2023	Total	Excl. Curr. & Acquis.	Total	Cur- rency	Acqui-sitions	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 246	$ 237	3.8%	3.4%	9	1	—	10	—	(2)

Operating Income / (Loss)	$ (339)	$ (808)	58.0%	58.3%	469	(2)	—	10	—	461
Adjustments (1)	(266)	(723)	63.2%	63.2%	457	—	—	—	—	457
Adjusted Operating Income / (Loss)	$ (72)	$ (85)	15.3%	17.6%	13	(2)	—	10	—	4

Adjusted Operating Income / (Loss) Margin	(29.3)%	(35.9)%	6.6pp	7.3pp

(1) See Schedule 11 in Exhibit 99.2 to the Form 8-K dated October 22, 2024, for additional detail.
Net revenues increased by 3.4% on an organic basis. The adjusted operating loss of $72 million was primarily due to R&D and administration costs.
Philip Morris International: Delivering a Smoke-Free Future
Philip Morris International (PMI) is a leading international tobacco company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products. Since 2008, PMI has invested over $12.5 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. In 2022, PMI acquired Swedish Match – a leader in oral nicotine delivery – creating a global smoke-free champion led by the companies’ IQOS and ZYN brands. The U.S. Food and Drug Administration has authorized versions of PMI’s IQOS devices and consumables and Swedish Match’s General snus as Modified Risk Tobacco Products and renewal applications for these products are presently pending before the FDA. As of June 30, 2024, PMI's smoke-free products were available for sale in 90 markets, and PMI estimates that 36.5 million adults around the world use PMI's smoke-free products. The smoke-free business accounted for approximately 38% of PMI’s total first-nine months 2024 net revenues. With a strong foundation and significant expertise in life sciences, PMI announced in February 2021 its ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., including its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; and business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2023, Quarterly Report on Form 10-Q for the second quarter ended June 30, 2024, and the Quarterly Report on Form 10-Q for the third quarter ended September 30, 2024, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated October 22, 2024, and at www.pmi.com/2024Q3earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, asset impairment and exit costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

Diluted EPS reconciliation

	Third-Quarter
	2024	2023	% Change
Reported Diluted EPS	$ 1.97	$ 1.32	49.2%
Amortization of intangibles	0.12	0.10
Egypt sales tax charge	0.03	—
Impairment related to Vectura Group's expected sale	0.13	—
Income tax impact associated with Swedish Match AB financing	(0.10)	0.09
Charges related to the war in Ukraine	—	0.01
Termination of agreement with Foundation for a Smoke-Free World	—	0.07
Fair value adjustment for equity security investments	(0.24)	(0.03)
Tax items	—	0.11
Adjusted Diluted EPS	$ 1.91	$ 1.67	14.4%
Less: Currency	(0.06)
Adjusted Diluted EPS, excluding Currency	$ 1.97	$ 1.67	18.0%

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Quarters Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share(2), %
				Total			Cigarette			HTU			Total			HTU
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	pp Change	2024	2023	pp Change

Total(1)(2)	676.7	667.8	1.3	198.6	193.6	2.6	163.2	161.1	1.3	35.3	32.5	8.9	29.5	28.9	0.6	5.3	4.6	0.7

Europe
France	6.8	7.6	(10.9)	2.4	2.7	(9.0)	2.4	2.6	(9.4)	—	—	—	41.0	42.2	(1.2)	0.6	0.7	(0.1)
Germany(3)	19.7	19.3	2.1	7.0	6.9	0.3	5.9	6.0	(2.7)	1.1	0.9	20.9	37.9	38.4	(0.5)	5.9	4.9	1.0
Italy(3)	20.1	19.4	3.5	10.5	10.4	0.9	7.2	6.8	5.0	3.3	3.6	(6.8)	54.9	53.5	1.4	16.6	16.0	0.6
Poland(3)	15.4	15.2	1.1	6.9	6.5	5.7	5.5	5.2	7.0	1.3	1.3	0.8	44.0	42.0	2.0	8.6	8.4	0.2
Spain	12.3	11.9	3.8	3.6	3.5	3.6	3.2	3.1	2.5	0.4	0.3	14.3	29.6	29.9	(0.3)	2.7	2.3	0.4

SSEA, CIS & MEA
Egypt	21.5	16.2	32.4	6.5	6.4	2.1	6.0	6.1	(1.5)	0.5	0.2	92.8	30.4	40.2	(9.8)	1.9	2.0	(0.1)
Indonesia	75.5	78.1	(3.3)	20.7	22.7	(8.9)	20.3	22.5	(9.7)	0.3	0.2	99.9	27.4	29.0	(1.6)	0.4	0.2	0.2
Philippines	10.4	10.5	(0.9)	5.3	5.7	(7.9)	5.2	5.6	(8.3)	0.1	0.1	39.4	50.7	54.5	(3.8)	0.7	0.5	0.2
Russia	58.8	54.3	8.3	19.0	17.1	11.4	14.5	12.9	11.9	4.6	4.2	9.9	32.9	31.8	1.1	8.1	7.7	0.4
Turkey	41.2	37.7	9.4	21.4	18.9	13.1	21.4	18.9	13.1	—	—	—	52.0	50.3	1.7	—	—	—

EA, AU & PMI DF
Australia	1.3	1.8	(28.3)	0.5	0.7	(30.0)	0.5	0.7	(30.0)	—	—	—	37.2	38.1	(0.9)	—	—	—
Japan(2)	38.6	38.2	0.9	15.7	15.5	1.5	4.2	4.3	(3.0)	11.5	11.2	3.2	41.4	39.5	1.9	30.0	26.5	3.5
South Korea	18.2	18.8	(3.2)	3.7	3.7	(1.2)	2.2	2.4	(9.0)	1.5	1.3	12.6	19.9	19.6	0.3	8.2	7.1	1.1

Americas
Argentina	6.1	6.6	(6.4)	3.9	4.0	(4.3)	3.9	4.0	(4.3)	—	—	—	62.7	61.4	1.3	—	—	—
Mexico	7.3	7.7	(5.8)	4.6	4.9	(5.9)	4.5	4.8	(6.2)	0.1	—	—	62.7	62.7	—	0.7	0.5	0.2

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share; Total Market is based on reported IMS
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Nine Months Ended September 30,
Market	Total Market, bio units			PMI Shipments, bio units									PMI Market Share(2), %
				Total			Cigarette			HTU			Total			HTU
	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	% Change	2024	2023	pp Change	2024	2023	pp Change

Total(1)(2)	1,952.0	1,929.4	1.2	568.1	553.1	2.7	464.0	461.9	0.5	104.0	91.3	13.9	28.7	28.3	0.4	5.2	4.6	0.6

Europe
France	19.8	22.7	(12.8)	8.3	10.2	(18.4)	8.2	10.0	(18.3)	0.1	0.2	(22.1)	40.9	42.3	(1.4)	0.6	0.7	(0.1)
Germany(3)	53.0	53.0	—	20.1	19.8	1.3	17.0	17.7	(4.0)	3.1	2.2	44.7	38.8	39.0	(0.2)	6.1	5.2	0.9
Italy(3)	55.7	55.1	1.2	29.0	29.1	(0.3)	20.9	20.8	0.8	8.1	8.4	(2.9)	53.7	53.6	0.1	17.0	16.6	0.4
Poland(3)	44.5	43.7	1.9	19.4	18.1	7.1	15.4	14.3	7.5	4.0	3.8	5.7	43.5	41.3	2.2	8.9	8.8	0.1
Spain	33.3	33.0	0.7	9.9	9.9	(0.6)	9.0	9.2	(1.9)	0.9	0.8	15.1	29.2	29.4	(0.2)	2.7	2.2	0.5

SSEA, CIS & MEA
Egypt	59.9	54.8	9.4	18.5	18.1	2.0	17.4	17.4	(0.1)	1.1	0.7	55.0	30.6	33.3	(2.7)	1.9	1.6	0.3
Indonesia	221.4	219.5	0.9	60.5	63.5	(4.6)	59.7	63.1	(5.3)	0.8	0.4	+100	27.3	28.9	(1.6)	0.4	0.2	0.2
Philippines	30.4	32.2	(5.4)	15.8	18.0	(12.2)	15.6	17.8	(12.6)	0.2	0.2	33.2	52.0	56.0	(4.0)	0.7	0.5	0.2
Russia	160.7	151.0	6.4	51.9	48.3	7.5	38.9	36.5	6.6	13.0	11.8	10.3	32.3	31.9	0.4	8.5	7.9	0.6
Turkey	111.7	101.2	10.4	57.8	50.3	14.9	57.8	50.3	14.9	—	—	—	51.7	49.7	2.0	—	—	—

EA, AU & PMI DF
Australia	4.0	5.6	(29.0)	1.4	2.0	(28.2)	1.4	2.0	(28.2)	—	—	—	35.8	35.4	0.4	—	—	—
Japan(2)	112.2	111.1	1.0	51.1	47.0	8.9	12.6	13.9	(9.6)	38.5	33.0	16.7	41.1	39.5	1.6	29.6	26.4	3.2
South Korea	52.9	54.3	(2.5)	10.6	10.6	(0.1)	6.3	6.8	(6.8)	4.3	3.8	12.0	20.0	19.5	0.5	8.0	7.0	1.0

Americas
Argentina	19.1	21.6	(11.5)	11.8	13.4	(11.6)	11.8	13.4	(11.6)	—	—	—	61.9	62.0	(0.1)	—	—	—
Mexico	21.0	21.3	(1.4)	12.9	13.2	(2.1)	12.8	13.1	(2.6)	0.2	0.1	61.2	61.6	62.1	(0.5)	0.8	0.5	0.3

(1) Market share estimates are calculated using IMS data, unless otherwise stated
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share; Total Market is based on reported IMS
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%